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                                                                    EXHIBIT 99.2

 INTRABIOTICS ENROLLS FIRST PATIENTS IN PIVOTAL TRIAL OF ISEGANAN FOR PREVENTION
                       OF VENTILATOR-ASSOCIATED PNEUMONIA

    -- Novel Investigational Agent Could Address Growing Worldwide Problem --

PALO ALTO, CA, OCTOBER 7, 2003, IntraBiotics Pharmaceuticals, Inc. (Nasdaq:
IBPI) today announced that it has enrolled the first patients in a pivotal clinical trial of its lead product, iseganan, in patients receiving mechanical ventilation to reduce the risk of pneumonia (hereafter referred to as prevention of ventilator-associated pneumonia - VAP).

This trial, which is the first of two identical pivotal trials required by the Food and Drug Administration (FDA) to support registration in the United States, will enroll 900 patients in five countries. To date, patients have been enrolled in the United States, and the Company also expects to begin enrolling patients in France, the Netherlands, Switzerland and Spain over the next several weeks.

"We are thrilled that we were able to achieve this major milestone and get the study underway so quickly after reaching our Special Protocol Assessment (SPA) agreement with the FDA last month," said Dr. Henry Fuchs, President and CEO of IntraBiotics. "We have qualified 45 sites to participate in the trial and we look forward to working closely with our clinical investigators to expedite the development of iseganan for the prevention of VAP, an unmet medical need that is gaining recognition on a worldwide basis."

Iseganan: Novel Agent in Novel Class with Potential to Address Unmet Need of VAP

The Company has Fast Track designation status from the FDA for the development of iseganan oral solution for the prevention of VAP. Iseganan is a broad-spectrum antimicrobial peptide that functions by a novel mechanism of action, which may substantially reduce the likelihood of microbial resistance. Iseganan is the first in a new class of investigational peptide drugs known as protegrins, which are naturally-occurring substances found in mammals where they form part of the first line of defense against invading bacteria and fungi.

"The high level of use of antibiotics in the intensive care unit has increased the number and prevalence of bacteria that are resistant to today's antibiotics. And with fewer new antibiotics available for treatment, the mandate to prevent infections is becoming more imperative," said Dr. Marin Kollef, Associate Professor and Director of Critical Care Medicine at Washington University's Barnes-Jewish Hospital.

"Importantly, iseganan is not an antibiotic, but has broad-spectrum antimicrobial properties that make it currently one of the most interesting compounds in development for an oral-topical prevention strategy for VAP. Fear of resistance is not likely to be an issue with iseganan," said Professor Didier Pittet, Head of Infection Prevention & Control at Geneva University Hospitals, Geneva, Switzerland.

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ABOUT VENTILATOR-ASSOCIATED PNEUMONIA (VAP)

Pneumonia is the most common infection among patients in the intensive care unit. The longer a patient is ventilated, the higher the risk of developing VAP. VAP occurs in approximately 15-30% of patients receiving mechanical ventilation for more than 48 hours. Despite the use of potent, broad-spectrum antibiotics, patients who develop VAP generally remain dependent on artificial ventilation and remain in the intensive care unit for longer periods of time than patients who do not develop VAP. As a consequence, studies have demonstrated that patients who develop VAP can incur more than $40,000 in additional hospital charges. The Company estimates that over one million patients annually are mechanically ventilated for more than 48 hours in North America, Western Europe and Japan combined, making VAP a significant unmet medical need.

ABOUT INTRABIOTICS

IntraBiotics Pharmaceuticals, Inc. is a biopharmaceutical company primarily focused on developing iseganan for the prevention of VAP. Additional information is available at the Company's website: www.intrabiotics.com.

Certain statements in this press release contain forward-looking information and are subject to risks and uncertainties, such as statements regarding product development and clinical developments. As such, they are subject to the occurrence of many events outside of IntraBiotics' control and are subject to various risk factors that could cause IntraBiotics' results to differ materially from those expressed in any forward-looking statement. The risk factors include, without limitation, the inherent risks of product development failure; uncertainty of the timing, cost, extent and results of clinical trials; risk of delays in conducting clinical trials due to factors such as slower than expected rate of patient recruitment, additional regulatory requests, inability to manufacture sufficient quantities of materials used for clinical trials, difficulties with clinical supplies or unforeseen safety issues; regulatory risks, risks related to proprietary rights, market acceptance and competition; and the Company's ability to raise capital through private or public financings when needed or on favorable terms. These risk factors are more fully described in documents on file with the Securities and Exchange Commission including, but not limited to, our Form 10-Q for the Quarterly Period ended June 30, 2003 and our Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2002.

CONTACT:

Eric Bjerkholt (investors)
Senior Vice President & CFO
IntraBiotics Pharmaceuticals, Inc.
(650) 526-6840

Ian McConnell (media)
WeissCom Partners, Inc.
(415) 362-5018